EXHIBIT 99.1

MMEX Resources Corp. Enhancing its Solar Power Plan for Clean Energy

MMEX solar power sub, MMEX Solar Resources, to serve multiple Hydrogen and Ultra Low Sulfur Fuels planned projects in Texas

FORT STOCKTON, TEXAS – February 8, 2021 – MMEX Resources Corp. (OTCPK: MMEX), a development-stage company focusing on the acquisition, development and financing of oil, gas, refining and infrastructure projects in Texas and South America, today announced it intends to develop solar energy to power multiple planned projects producing hydrogen and ultra-low sulfur fuels combined with carbon dioxide (CO2) capture in Texas.

Jack W. Hanks, President and CEO of MMEX Resources Corp., said, “We are announcing today a modified business plan moving MMEX to clean energy use and production. The company plans to contribute to the clean energy solution by providing solar power to produce hydrogen with carbon capture, and for the transition to the hydrogen economy by producing hydrogen along with ultra-low sulfur transportation fuels in the interim.”

“We are planning multiple solar generation projects in our West Texas environs serving multiple locations in Texas,” continued Hanks “As previously announced, we formed MMEX Solar Resources, LLC in 2018 to develop a solar power project to supply potentially solar power renewable energy to our planned refinery projects. We are now modifying our planned refinery projects to produce potentially hydrogen, ultra-low s sulfur fuel products combined with CO2 capture. In addition, we have entered preliminary discussions to lease or purchase additional acreage allowing us to develop additional megawatts of solar power for distribution in Texas. Preliminary discussions are underway also to acquire potentially additional hydrogen projects plant site locations in East Texas, Houston ship channel area and the Corpus Christi-Rockport area. If successful, these multiple solar and processing projects would greatly enhance the MMEX footprint as a first mover in an integrated clean energy space.”

MMEX has entered preliminary understandings with third parties to develop potentially two separate technologies - one utilizing natural gas and the other using the Permian light crudes and condensates. The company is negotiating with a European co-developer partner to develop and finance a hydrogen and gas to liquids project at the MMEX Pecos County, Texas site to produce hydrogen, ultra-low sulfur diesel and gasoline with carbon capture and storage employing steam methane reformer technology with the abundant natural gas supplies in the immediate area as the feedstock.

Additionally, MMEX is in discussions regarding a second parallel plant in Pecos County with a separate technology provider, Polaris Engineering with its proprietary “UltraFuels 2 process,” to utilize the light crude oil and condensates from the Permian Basin to produce finished products of ultra-low sulfur diesel, renewable diesel and gasoline.”

Gerry Obluda, Principal of Polaris Engineering added, “We are very excited to join with MMEX in this Clean Energy initiative; we at Polaris Engineering with our refining, processing experience and proprietary UltraFuels 2 technology, believe we can provide a significant contribution to producing cleaner transportation fuels.”

Hanks also addressed the MMEX commitment to ESG, “ While the Solar, hydrogen components and clean fuels firmly plant the Environmental “E” in our ESG program, we also are pleased to announce our Social and Governance programs to be employed. Each special purpose project company will have the local/regional economic development corporation with a financial interest along with the typical local tax abatement funds to be reinvested in local economic development. In addition, each special project company will be governed with diverse independent board representation from the community.”

Completion of these projects will require substantial financial resources. In addition, there are licensing and permitting requirements that must be obtained to complete the projects. There is no assurance that MMEX will be successful in securing such resources. If these resources are secured, the construction timeline from the date of financing for each individual project is estimated to be 15 to 18 months before reaching commercial operation for each project. The change in the business plan will result in a write down of the investment in the CDU engineering and permit costs estimated to be approximately

$1,428,106.

About MMEX Resources Corp.

MMEX Resources Corporation (MMEX) is a development stage company formed to engage in the exploration, extraction, refining and distribution of oil, gas, petroleum products and electric power. MMEX focuses on the acquisition, development and financing of oil, gas, refining and electric power projects in Texas, Peru, and other countries in Latin America. For more information about MMEX, visit www.mmexresources.com.

About Polaris Engineering.

Polaris Engineering is a full-service provider of engineering, procurement and construction for heavy industries around the world. Polaris Engineering has been operating for over 25 years in the Industrial Hub of Southwest Louisiana. Our company was founded and prospers by offering process engineering consulting and EPC services. We have built success by helping our clients find innovative and cost-effective process solutions to their operating and debottlenecking challenges. This process expertise is still a source of pride for our company today. https://polarisepc.com/

Media Inquiries

For MMEX Resources:

Kristen Quinn

Director, Public Relations

Paige PR

kristen@paigepr.com

MMEX Investor Inquiries

Please contact MMEX Resources Corp. directly at

Info@mmexresources.com

For Polaris Engineering:

Ray Fontenot

rfontenot@polarisepc.com

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to the Company’s ability to continue as a going concern, our lack of revenues, general business conditions, the requirement to obtain significant financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company's SEC reports. In particular, readers should note MMEX undertakes no obligation to update forward-looking statements.

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